Exhibit 99.01

October 22, 2003

Kelly named Xcel Energy president; Fowke new CFO

     MINNEAPOLIS — Xcel Energy (NYSE: XEL) today named Richard C. Kelly, 57, president and chief operating officer, positions that had been held by Wayne H. Brunetti, the company’s chairman and chief executive officer. Kelly previously was vice president and chief financial officer.

     Benjamin G.S. Fowke III, 45, previously vice president and treasurer, was named to replace Kelly as CFO. He retains the role of treasurer.

     Brunetti said Kelly would direct the company’s renewed emphasis on fundamental utility services and products. “We will focus on generating and delivering energy, satisfying our customers, delivering returns to shareholders and protecting the environment.”

     Brunetti added that Kelly “earned the respect of investors, the financial community and regulators while leading the company over a rough road of financial challenges” in connection with the bankruptcy of subsidiary NRG Energy.

     “We are about to put that episode behind us, and Dick’s talents will be directed toward achieving greater operational success across the business,” Brunetti said.

     Kelly said he is looking forward to serving in a broader leadership role. “I envision greater stability in this business. Our services are vital to growing communities, and I’m enthusiastic about prospects for building successfully upon our expertise as low-cost energy providers.”

     Kelly was named CFO in August 2002 after serving as president of Xcel Energy Enterprises. Earlier he held a variety of increasingly responsible finance positions. He has a bachelor of science degree in accounting and master of business administration degree from Regis University.

     He attended the University of Colorado’s Executive Education Conference and the University of Michigan’s Public Utility Executive Program. He is a board member of the Minneapolis Downtown Council, a past president of the Arvada, Colo., Optimist Club, and a past director of the Ronald McDonald House and Denver Metro Chamber of Commerce.

     Brunetti described Fowke as “an experienced financial professional with an outstanding record of achievement.”

     Before being named vice president and treasurer in November 2002, Fowke was vice president and CFO of Energy Markets, where he was responsible for financial operations of the company’s commodities trading and marketing business unit. He has more than 20 years experience in the energy industry. He is a cum laude graduate of Towson University, where he received a bachelor of science degree in finance/accounting. He obtained his CPA in 1982.

     Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 11 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

     This release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “forecast,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on access to capital; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the financial condition of NRG; the failure to realize expectations regarding the NRG settlement agreement; actions by regulators including, the SEC under PUHCA; and the other risk factors listed from time to time by Xcel Energy in reports filed with the SEC, including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for the year ending Dec. 31, 2002.

This information is not given in connection with any sale, offer for sale or offer to buy any security.

CONTACT: Xcel Energy Inc., Minneapolis
Investor Relations:
R J Kolkmann, 612-215-4559
or
P A Johnson, 612-215-4535

News media inquiries:
please call Xcel Energy media relations, 612-215-5300
Xcel Energy Internet address: www.xcelenergy.com

SOURCE: Xcel Energy Inc.